Exhibit 23.1




               Consent of Independent Accountants



We consent to the incorporation by reference in this registration statement on Form S-3 of Coopers & Lybrand's report, which includes an explanatory paragraph on the change in the method of accounting for income taxes in the period ended January 31, 1992, dated March 17, 1994, on Coopers & Lybrand's audits of the consolidated financial statements of Hughes Supply, Inc. and subsidiaries, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 27, 1995. We also consent to the reference to Coopers & Lybrand under the caption "Experts".



/s/ Coopers & Lybrand L.L.P.
Orlando, Florida
December 1, 1995